SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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EL PASO CORPORATION

(Names of Registrant as Specified in Its Charters)

SELIM K. ZILKHA

(Names of Person(s) Filing Proxy Statement, if other than the Registrant)

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SELIM K. ZILKHA

Dear Fellow El Paso Shareholder:

As one of the largest shareholders of El Paso Corporation, I share your deep concerns about the disastrous decline in El Paso’s financial condition and in the value of its securities. Unfortunately, the news from El Paso has not improved. Just last week El Paso reported its results for the first quarter of 2003 — a net loss of $394 million, representing a sharp reversal from the $383 million in earnings reported for the same period last year. The quality of El Paso’s earnings also continues to be disappointing. As an A.G. Edwards analyst wrote just last week: “[t]he company once again reported large non-recurring charges…In total, El Paso has taken non-recurring charges in excess of $5 billion, or almost $7.50 per share, since 2000. El Paso has written off more than it has reported in pro-forma earnings over this time period…”1 I believe that the performance of the current board clearly demonstrates that change is needed.

I ask you to vote with me to replace El Paso’s existing board with a slate of experienced nominees that I believe have the credibility, expertise and work ethic necessary to turn El Paso around.

WHY THE CURRENT BOARD MUST BE REPLACED:

Loss of Shareholder Value.    The most obvious reason the current directors need to be replaced is the enormous decline in shareholder value that has occurred at El Paso on their watch.

Over the past two years, El Paso’s share price has fallen dramatically . . .

From April 1, 2002 to February 18, 2003 (the date this proxy solicitation was announced) El Paso’s share price declined 90%

. . . and has underperformed the stocks of peer companies by a huge margin.

From April 1, 2002 to February 18, 2003, El Paso’s share price underperformed the Standard & Poor’s Multi-Utilities & Unregulated Power Index by over 75%

1 Emphasis supplied.

Poor Strategy, Terrible Execution.    The current board played a major role in El Paso’s recent sad decline. Among the major reasons for the loss of shareholder value over the last two years are:

•	the decisions by the current board to move into (and then out of) speculative ventures in energy trading, telecommunications and liquefied natural gas, resulting in significant losses and write-offs;

•	the repeated changes (announced and un-announced) in strategic direction and business plan (as recently as May 1, 2003, El Paso changed its latest business plan of selling non-core assets by changing its own definition of “core” assets);

•	the current board’s authorization of excessive borrowing, including major off-balance sheet financing transactions; and

•	the current board’s repeated failures to deal with looming problems until they turned into crises — including El Paso’s current liquidity crisis.

Flawed Management Culture.    I believe a major reason the current board has performed so poorly and will continue to perform poorly if not removed is the flawed culture it has created. The current directors’ culture is one that:

•	relies on excuses rather than effective, decisive action;

•	rewards the board and management even as shareholders and rank-and-file employees suffer (compare the compensation paid to former CEO Bill Wise over the past two years with cutbacks in El Paso’s 401K program and the company’s share price performance in the same period); and

•	incredibly, appears to be seeking to coerce shareholders to vote for the current board by pointing to enormous change-in-control payments that could cost El Paso more than $165 million (now reduced to more than $123 million) if the shareholders choose to have El Paso run by a different board — even though these payment obligations could be cancelled by that current board at any time up until the annual meeting.

For the current directors to seek to hide behind a change-in-control arrangement that they themselves created is obscene. As far as I am concerned, that $165/123 million belongs to the shareholders. The incumbent directors are threatening to take away that money if the shareholders exercise their legal right to replace those directors. That ugly threat tells you all you need to know about the current boardroom culture at El Paso, and why El Paso needs a fresh start with a brand new board. Worse, the attempted coercion is not even based on reality, because the $165/123 million is a maximum applicable only if all covered executives are terminated following a change-in-control. While we surely plan to get rid of Mr. Kuehn, we have no plans for mass firings. Furthermore, El Paso recently announced a glut of senior executive departures that will further reduce El Paso’s exposure to these contingent golden parachute liabilities. So El Paso’s current directors are acting doubly badly, first by apparently seeking to coerce your vote and secondly by exaggerating the likely cost to the company of these parachute arrangements.

Lack of Industry Experience.    The current El Paso board continues to lack energy industry depth and expertise. Even with the four new board members apparently added in response to my proxy solicitation, El Paso’s directors have only limited hands-on operating experience in the energy industry. You can’t do your job as a board if you don’t have the knowledge and depth of industry experience needed to understand the business because you can’t guide, supervise and (when necessary) re-direct management. I believe the current El Paso board is simply not up to handling the job of turning El Paso around.

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OUR SLATE OF NOMINEES OFFERS A STARK CONTRAST TO THE INCUMBENT BOARD. THEY HAVE:

•	extensive hands-on, operating experience in the energy industry;

•	credibility; and

•	a commitment to achieving real change.

Consider the credentials of our slate: They collectively have over 200 years of energy industry experience. The extensive experience of our slate includes: Stephen D. Chesebro’s 39 years of service in the energy industry including serving as Chairman and CEO of Tenneco Energy; John J. Murphy’s 12 years as Chairman and CEO of Dresser Industries, Inc.; Charles H. Bowman’s 36 years in the international oil industry including serving as Chairman and CEO of BP America, Inc.; Ronald J. Burns’ 25 years of service in the energy industry including 5 as Chairman and CEO of Enron Gas Pipeline Group; and Ted Earl Davis’ 35 years of extensive and varied energy industry experience including serving as President, Exploration Production, for the international operations of Conoco, Inc. I ask you to read my proxy statement and visit www.saveelpasonow.com for more details about the extensive industry experience of our slate.

I think when you compare our slate of nominees against the current directors, you will quickly conclude my nominees are simply better:

CURRENT BOARD	ZILKHA SLATE

History of poor performance	Outstanding individual track records

Limited industry-specific experience	Extensive experience, including dealing with many of El Paso’s businesses

Burdened by the past	Committed to a fresh start

Offered generous severance and compensation despite poor results	Committed to fiscal prudence

“Pro-forma” financial reporting coupled with frequent massive write-offs and complex financing techniques that make it difficult to determine El Paso’s true financial condition	Committed to transparency in financial reporting

Repeated pursuit and then abandonment of high-risk business strategies	Deliberate, comprehensive and consistent approach to business planning

A PERSONAL NOTE:

With the annual meeting only weeks away, the current management has announced with much fanfare a plan it calls the “Clean Slate Initiative.” I absolutely agree that El Paso needs a clean slate — but it must be an entirely “clean slate” and that begins with electing an all-new board that has experience, credibility and a commitment to transparent disclosure.

To further assure you that my personal interest is fully aligned with yours, I have announced that, when you elect me to El Paso’s board, I will waive all rights to director compensation.

Help us to replace the current board with our talented nominees by voting the enclosed BLUE proxy card. We are committed to protecting the investment of all shareholders in El Paso.

For more information, I urge you to visit www.saveelpasonow.com.

Thank you for your support.

Selim K. Zilkha

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If you would like to request additional copies of our Proxy Statement or need help voting your shares, please contact:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th floor

New York, NY 10022

Call toll free: (877) 750-5837

Banks and Brokers, call collect: (212) 750-5833

For more information, please visit www.saveelpasonow.com

On May 12, 2003, Selim K. Zilkha filed with the Securities and Exchange Commission a definitive proxy statement relating to his solicitation of proxies with respect to the 2003 El Paso annual meeting of stockholders. Mr. Zilkha has furnished the definitive proxy statement to El Paso’s stockholders and may file other proxy solicitation materials. Investors and security holders are urged to read the proxy statement and any other proxy solicitation materials when they become available as they contain important information.

Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by Mr. Zilkha with the Commission at the Commission’s website at http://www.sec.gov. You may also access a copy of Mr. Zilkha’s definitive proxy statement by accessing www.saveelpasonow.com. In addition, you may obtain a free copy of the definitive proxy statement by contacting Innisfree M&A Incorporated toll free at (877) 750-5837 (banks and brokers call collect at (212) 750-5833).

Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of El Paso stockholders is available in the proxy statement and Mr. Zilkha’s DFAN14A filed with the Commission on May 21, 2003.

Some of the statements contained in this letter may constitute “forward-looking statements,” which for this purpose includes all statements that are not of historical fact. The actual future financial performance of El Paso could differ materially from those anticipated by these forward-looking statements. Particularly given the condition to which El Paso has been reduced under the current Board, there can be no assurance that Mr. Zilkha or the nominees will succeed in their efforts to turn El Paso around.

This letter may quote or refer to independent industry research reports, financial analyst reports and newspaper articles. To the extent such a quote is included in this letter, Mr. Zilkha has not sought or obtained the consent of the quoted source to the use of such quote as proxy soliciting material.

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